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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  FORM 8-A12G/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               VISX, INCORPORATED
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             (Exact name of registrant as specified in its charter)

               Delaware                                 06-1161793
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(State of incorporation or organization) (I.R.S. Employer Identification Number)


3400 Central Expressway, Santa Clara, California           95051
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(Address of principal executive offices)                 (Zip Code)


         Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                    Name of each exchange on which
          to be registered                      each class is to be exchanged
                None.                                        None.
------------------------------------          ----------------------------------

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

         Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $0.01 per share
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                                (Title of Class)





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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered

                 The authorized capital stock of VISX, Incorporated, a Delaware corporation (the "Company"), consists of 30,000,000 shares of Common Stock, par value $0.01 per share. Holders of Common Stock are entitled to dividends from funds legally available therefor, when, as, and if declared by the Board of Directors of the Company, and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution, or winding up of the affairs of the Company. There are no redemption or sinking fund provisions in the Company's Certificate of Incorporation.

                 Stockholders are entitled to one vote for each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the Board of Directors of the Company.

                 Under Delaware law, unless otherwise provided in the Certificate of Incorporation, any action which may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action to be taken are signed by the holders of Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. The Company's Bylaws provide that, upon receipt of written notice from a stockholder wishing stockholder action to be taken by written consent, the Board of Directors has 10 days to set a record date for such action and may set the record date to be up to 10 days following the expiration of such period. The Company's Bylaws also provide that stockholders wishing to nominate directors or present proposals at the Company's annual meeting of stockholders must comply with certain notice requirements, including, among other things, timely delivery of written notice thereof not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting, subject to certain exceptions. These provisions could in certain circumstances have the effect of delaying, deferring, or preventing extraordinary corporate transactions such as a merger, reorganization, sale of substantially all of the Company's assets, or liquidation.

                 Also, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the Company's stockholders.

                 Holders of shares of Common Stock ("Registrable Stock") purchased from the Company in its private placement completed on February 14, 1995, have certain rights with respect to the registration of such stock under the Securities Act of 1933, as amended (the "Securities Act"). Under the terms of the Subscription Agreements among the Company and such holders, if the Company proposes to register any of its securities under the Securities Act (other than pursuant to a registration statement on Form S-4 or S-8 or any successor form, or filed in connection with an exchange offer or an offering of securities solely to existing stockholders or employees of the Company), either for its own account or the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include Registrable Stock therein; provided that, among other conditions, the underwriters of any offering have the right to limit the number of shares of Registrable Stock included in such registration. In addition, such holders may require the Company, on not more than two occasions, to file a registration statement under the Securities Act at the Company's expense with respect to the Registrable Stock, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations.





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Item 2.  Exhibits

           3.1* Certificate of Incorporation, as amended to date (previously filed as Exhibit 3.1 to Registration Statement on Form S-1 (File No. 33-41621) as amended by Exhibit 4.2 to Registration Statement on Form S-8 (File No. 33-53806)).
           3.2* Amended and Restated Bylaws (previously filed as Exhibit 3.2 to Registration Statement on Form S-1 (File No. 33- 46311) as amended by Exhibit 5.2 to Current Report on Form 8-K dated September 8, 1994).
           4.1*  Specimen Common Stock Certificate (previously filed as Exhibit
                 4.2 to Annual Report on Form 10-K for the year ended December 31, 1990).
          10.1*  Form of Subscription Agreement (previously filed as Exhibit
                 10.24 to Annual Report on Form 10-K for the year ended December 31, 1994).

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          *  Previously filed.





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                                    SIGNATURE

         Pursuant to requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                       VISX, INCORPORATED

                                       Date:  November 13, 1995


                                       By: /s/ Mark B. Logan
                                           -------------------------------------
                                           MARK B. LOGAN
                                           President and Chief Executive Officer